CANADA

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi sur les sociétés commerciales canadiennes

GRANDAD RESOURCES LIMITED
Name of Corporation — Dénomination de la société

26594-2
Number — Numéro

I hereby certify that the Articles of the above-mentioned Corporation were amended

Je certifie par les présentes que les statuts de la société mentionnée ci-haut ont été modifiés

(a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	(a) en vertu de l'article 13 de la Loi sur les sociétés commerciales canadiennes conformément à l'avis ci-joint;
(b) under Section 27 of the Canada Business Corporations Act as set out in the attached Articles of Amendment designating a series of shares;	☐	(b) en vertu de l'article 27 de la Loi sur les sociétés commerciales canadiennes tel qu'indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
(c) under Section 171 of the Canada Business Corporations Act as set out in the attached Articles of Amendment;	☒	(c) en vertu de l'article 171 de la Loi sur les sociétés commerciales canadiennes tel qu'indiqué dans les clauses modificatrices ci-jointes;
(d) under Section 185 of the Canada Business Corporations Act as set out in the attached Articles of Reorganization;	☐	(d) en vertu de l'article 185 de la Loi sur les sociétés commerciales canadiennes tel qu'indiqué dans les clauses de réorganisation ci-jointes;
(e) under Section 185.1 of the Canada Business Corporations Act as set out in the attached Articles of Arrangement.	☐	(e) en vertu de l'article 185.1 de la Loi sur les sociétés commerciales canadiennes tel qu'indiqué dans les clauses d'arrangement ci-jointes.

Frederick H. Sparling
Director — Directeur

August 15, 1983.
Date of Amendment — Date de la modification

CANADA BUSINESS CORPORATIONS ACT

FORM 4

ARTICLES OF AMENDMENT (SECTION 27 OR 171)

LOI SUR LES SOCIÉTÉS COMMERCIALES CANADIENNES

FORMULE 4

CLAUSES MODIFICATRICES (ARTICLE 27 OU 171)

1 – Name of Corporation – Dénomination de la société	2 – Corporation No. – No de la société
GRANDAD RESOURCES LIMITED	26594-2

3 – The articles of the above-named corporation are amended as follows:

Les statuts de la société ci-haut mentionnée sont modifiés de la façon suivante:

as provided in Schedule "A" hereto attached.

Date	Signature	Description of Office – Description du poste
August 4, 1983	[signature]	President

FOR DEPARTMENTAL USE ONLY — À L'USAGE DU MINISTÈRE SEULEMENT

Filed – Déposée August 30 1983

SCHEDULE "A"

(1) to increase the authorized capital of the Corporation by creating an additional ten million (10,000,000) shares without nominal or par value (the "Common Shares") ranking on parity with the existing five million (5,000,000) issued and unissued Common Shares of the Corporation;

(2) to increase the authorized capital of the Corporation by creating five million (5,000,000) Class "A" special shares without nominal or par value (the "Class "A" Shares");

(3) to increase the authorized capital of the Corporation by creating four million (4,000,000) Class "B" special shares without nominal or par value (the "Class "B" Shares");

(4) to provide that the designation, preference, rights, conditions, restrictions, limitations or prohibitions attaching to the Class "A" Shares of the Corporation are:

(a) the holders of the Class "A" Shares shall in each year in the discretion of the directors, but always in preference and priority to any payments of dividends on the Common Shares of the Corporation for such year, be entitled, out of any or all profits or surplus available for dividends, at such rate as shall be

determined by the directors at the time of the issuance of the first of such Class "A" Shares; the holders of the Class "A" Shares shall not be entitled to any dividend other than or in the excess of the dividends declared as hereinbefore provided for;

(b) the Class "A" Shares shall rank, both as regards to dividends and repayment of capital, in priority to the Common Shares of the Corporation but shall not confer any further right to participate in profits or assets;

(c) in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class "A" Shares shall be entitled to receive, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares of the Corporation the amount paid up thereon and any dividends declared thereon and unpaid, and no more;

(d) the holders of the Class "A" Shares shall not, as such, have any voting rights for the election of directors or for any other purpose nor shall they be entitled to attend shareholders' meeting; holders of Class "A" Shares shall, however, be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof;

(e) (i) Upon and subject to the terms and conditions hereinafter set forth the holders of Class "A" Shares shall have the right at any time following the first anniversary of the date of their allotment and issuance to convert Class "A" Shares into fully paid and non-assessable Common Shares of the Corporation on a basis to be determined by the directors at the time of the issuance of the first of such Class "A" Shares;

(ii) the conversion privilege herein provided for may be exercised by notice in writing given to the registered office or transfer agent of the Corporation for the Class "A" Shares, accompanied by the certificate or certificates representing Class "A" Shares in respect of which the holder thereof desires to exercise such right of conversion; such notice shall be signed by such holder or his agent and shall specify the number of Class "A" Shares which the holder desires to have converted; if less than all the Class "A" Shares represented by any certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Class "A" Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be converted;

(iii) Subject to the provisions of clause (vi) hereof, upon the conversion of any Class "A" Shares there shall be no payment or adjustment by the Corporation or by any holder of Class "A" Shares on account of any dividends either on the Class "A" Shares so converted or on the Common Shares resulting from such conversion;

(iv) In the case of any Class "A" Shares which may be called for redemption the right of conversion thereof shall, notwithstanding anything herein contained, cease and terminate at the close of business on the last business day prior to the date fixed for redemption, provided, however, that if the Corporation shall fail to redeem such Class "A" Shares in accordance with the notice of redemption the right of conversion shall thereupon be restored;

(v) On any conversion of Class "A" Shares the share certificates for Common Shares of the Corporation resulting therefrom shall be issued in the name of the registered holder of the Class "A" Shares converted or in such name or names as such registered holder may direct in writing (either in the notice referred to in clause (v) hereof or otherwise), provided that such registered holder shall pay any applicable security transfer taxes;

(vi) Subject as hereinafter provided in this clause (vi), the right of a holder of Class "A" Shares to convert the same into Common Shares shall be deemed to have been exercised, and the registered holders of Class "A" Shares to be converted (or any person or persons in whose name or names any such registered holder of Class "A" Shares shall have directed certificates representing Common Shares to be issued as provided in clause (v) hereof) shall have directed certificates representing Common Shares of the Corporation for all purposes, on the respective dates of surrender of certificates representing the Class "A" Shares to be converted accompanied by notice in writing, notwithstanding any delay in the delivery of certificates representing the Common Shares into which such Class "A" Shares have been converted; but should any certificates representing Class "A" Shares be duly surrendered for conversion during a period when the registers of transfers of Common Shares are properly closed, the registered holders thereof (or other person or persons as aforesaid) shall be deemed to become holders of Common Shares of record immediately upon the reopening of such registers or transfers;

(f) (i) In the event of any subdivision and/or reclassification of the Common Shares of the Corporation, at any time on or before the third anniversary of the date of the allotment and issuance of the Class "A" Shares into a greater number and/or a different class or classes of shares, the holders of Class "A" Shares exercising the conversion right attaching thereto at any time after such subdivision and/or reclassification shall be entitled to such additional number and/or different class or classes of shares as would have resulted from such subdivision and/or reclassification if the right of conversion had been exercised prior to the date of such subdivision and/or reclassification;

(ii) In the event of any consolidation and/or reclassification of the Common Shares of the Corporation, at any time on or before the third anniversary of the date of the allotment and issuance of the Class "A" Shares into a lesser number and/or different class or classes of shares, the holders of any Class "A" Shares exercising the conversion right attaching thereto at any time after such consolidation and/or reclassification shall be entitled to such lesser number and/or different class or classes or shares as would have resulted from such consolidation and/or

reclassification if the right of conversion had been exercised prior to the date of such consolidation and/or reclassification;

(iii) If the holders of any Class "A" Shares shall exercise the conversion right attaching thereto at any time after the payment by the Corporation of any dividend on the Common Shares payable in shares of the Corporation or a dividend on the Common Shares payable at the option of the holders thereof either in shares of the Corporation or in cash, such holders shall be entitled to, in addition to the number of Common Shares which they would have been entitled to on the exercise of such right of conversion of such Class "A" Shares if such dividend had not been paid, such additional number of shares as would have been payable on the Common Shares (assuming where applicable that such holders would have exercised their option to receive such dividend from the exercise of such right of conversion if they had been outstanding on the record date for the payment of such dividend);

(iv) If any question shall at any time arise with respect to adjustments of the conversion privilege as aforesaid, such question shall be conclusively determined by the auditors of the Corporation and any such determination shall be binding upon the Corporation and all transfer agents and all shareholders of the Corporation;

(g) the said Class "A" Shares or any part thereof shall be redeemable at any time on or after the first anniversary of the date of the allotment and issuance thereof at the option of the Corporation without the consent of the holders thereof for an amount equal to the amount paid up thereon, together with all dividends declared thereon and unpaid; not less than thirty (30) days' notice in writing of such redemption shall be given by mailing such notice to the registered holders of the Class "A" Shares to be redeemed, specifying the date and place or places of redemption; if notice of any such redemption be given by the Corporation in the manner aforesaid and an amount sufficient to redeem the Class "A" Shares be deposited with any trust company or chartered bank in Canada, as specified in the notice, on or before the date fixed for redemption, dividends on the Class "A" Shares to be redeemed shall cease after the date so fixed for redemption, and the holders thereof shall thereafter have no rights against the Corporation in respect thereof except, upon the surrender of certificates for such shares, to receive payment therefor out of the monies so deposited; and

(h) the Corporation may, at any time and from time to time, purchase for cancellation the whole or any part of the Class "A" Shares at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the amount paid up thereof, together with all dividends declared thereon and unpaid.

(5) to provide that the designation, preference, rights, conditions, restrictions, limitations or prohibitions attaching to the Class "B" Shares of the Corporation are:

(a) the holders of Class "B" Shares shall have the right to receive as and when declared by the board of directors of the Corporation out of the monies of the Corporation properly applicable to the payment of dividends, fixed, cumulative preferential dividends at the rate of eight percent (8%) per annum, payable annually on the first day of July in each year on the amounts from time to time paid up thereon. Such dividends shall accrue from such date or dates. If on any dividend payment date, the dividend payable on such date is not paid in full on all of the Class "B" Shares then issued and outstanding, such dividend, or the unpaid part thereof, shall be paid at a subsequent date or dates as and when declared by the board of directors. Provided that if on any dividend payment date, the dividend payable on such date is not paid in full as aforesaid, the holder of the Class "B" Shares may elect by written notice delivered to the board of directors of the Corporation not later than sixty (60) days following such dividend payment date to accept in lieu of such payment Common Shares of the Corporation having an equivalent value thereof as determined by ascertaining the average closing price for such Common Shares in respect of the days on which the Common Shares of the Corporation were publicly

traded during the calendar month of June immediately preceding such election and such Common Shares shall be allotted and issued as fully paid and non-assessable. The holders of Class "B" Shares shall not be entitled to any dividends other than or in excess of the dividend herein provided for. No dividends shall at any time be declared and paid on or declared and set apart for any other class of shares of the Corporation, nor shall the Corporation call for redemption less than all of the outstanding Class "B" Shares, unless all accrued dividends on the Class "B" Shares then issued and outstanding shall have been declared and paid or provided for at the date of such declaration.

(b) The Class "B" Shares, or any of them, may, upon and subject to the terms and conditions hereinafter set forth, be converted at any time up to and including the seventh anniversary of the date of issuance of the Class "B" Shares by the holder or holders thereof into fully paid Common Shares of the Corporation as hereinafter set forth; provided, however, that, in the event of liquidation, dissolution or winding-up of the Corporation, such right of conversion shall cease and expire at noon on the business day next preceding the date of such liquidation, dissolution or winding-up. A holder of Class "B" Shares desiring to convert his Class "B" Shares into Common Shares in accordance with the

foregoing shall surrender the certificate or certificates representing his Class "B" Shares so to be converted to the registered office of the Corporation or to the transfer agent for the time being of such Class "B" Shares, accompanied by a request in writing for such conversion with his signature thereon verified as the directors of the Corporation may from time to time require and thereupon there shall be issued to such holder by the Corporation, as fully paid and non-assessable, such number of Common Shares he shall be entitled upon such conversion. For the purposes of such conversion, the holder of the Class "B" Shares shall be entitled to one (1) Common Share for every one (1) Class "B" Share surrendered at any time up to the second anniversary of the date of the allotment and issuance of the Class "B" Shares; two (2) Common Shares for every three (3) Class "B" Shares surrendered at any time from the second to the fourth anniversary of the date of the allotment and issuance of the Class "B" Shares; and one (1) Common Share for every two (2) Class "B" Shares surrendered at any time from the fourth to the seventh anniversary of the date of allotment and issuance of the Class "B" Shares; provided that the Corporation shall not issue fractional Common Shares. No payment or adjustment in respect of unpaid cumulative dividends on Class "B" Shares so converted shall be made upon any such conversions.

(c) The Corporation shall have the right at its option at any time and from time to time following the first anniversary of the date of allotment and issuance of the Class "B" Shares to purchase the whole or any part of the Class "B" Shares at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the amount paid up thereon, together with all dividends declared thereon and unpaid together with an amount equal to ten percent (10%) of the amount paid up thereon. Class "B" Shares so purchased shall be cancelled by the Corporation.

(d) On the seventh anniversary of the date of allotment and issuance of the Class "B" Shares, the Corporation shall redeem all Class "B" Shares then issued and outstanding upon the basis set forth in subparagraph (c) above; provided that the holders of Class "B" Shares may thereupon exercise their rights of conversion as set forth in subparagraph (b) above.

(e) The Class "B" Shares shall rank, both as regards to dividends and repayment of capital, in priority to all other classes of shares of the Corporation but shall not confer any further right to participate in profits or assets.

(f) In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Class "B" Shares shall be entitled to receive, before any distribution of any part of the assets of the Corporation among the holders of any other classes of shares of the Corporation, the amount paid up thereof on any dividends declared thereon and unpaid, and no more.

(g) The holders of the Class "B" Shares shall not, as such, have any voting rights for the election of directors or for any other purpose nor shall they be entitled to attend shareholders' meetings; holders of Class "B" Shares shall, however, be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof.

(h) In the event of any subdivision and/or reclassification of the Common Shares of the Corporation of any time on or before the seventh anniversary of the date of allotment and issuance of the Class "B" Shares into a greater number and/or a different class or classes of shares, the holders of Class "B" Shares exercising the conversion rights attaching thereto at any time after such subdivision and/or reclassification shall be entitled to such additional number and/or different class or classes of shares as would have resulted from such

subdivision and/or reclassification if the right of conversion had been exercised prior to the date of such subdivision and/or reclassification. If any questions shall at any time arise with respect to adjustment of the conversion privilege as aforesaid, such questions shall be conclusively determined by the auditors of the Corporation and any such determination shall be binding upon the Corporation and all transfer agents and all shareholders of the Corporation.

RESOLVED FURTHER that the directors or proper officers be and they are hereby directed and authorized to sign and execute all documents including Articles of Amendment and to do all things necessary or advisable to implement this resolution.